EXHIBIT 99.7

Catalyst Semiconductor, Inc.

Restricted Stock Unit Agreement

2003 STOCK INCENTIVE PLAN

1.	NOTICE OF GRANT OF RESTRICTED STOCK UNITS

This Notice of Grant of Restricted Stock Units (the “Notice of Grant”) and the Terms and Conditions of the agreement section of this document (together, the “Restricted Stock Unit Agreement” or the “Agreement”) evidences an Award of Restricted Stock Units that was granted to you on October 10, 2008 (the “Grant Date”). This Agreement supersedes all prior oral or written understandings and agreements with respect to the Award granted to you on the Grant Date, including, without limitation, any Restricted Stock Unit Agreement evidencing the Award previously entered into by you and Catalyst Semiconductor, Inc. (the “Company”).

Effective immediately prior to the merger of Centaur Acquisition Corporation, a wholly-owned direct subsidiary of Semiconductor Components Industries, LLC (“SCI”) and an indirect subsidiary of ON Semiconductor Corporation (“ON”), with and into the Company, you are hereby granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement. Each such Unit is equivalent to one Share of Common Stock of the Company for purposes of determining the number of Shares subject to his Award. Unless otherwise defined herein, the terms defined in the 2003 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement.

Name of Participant and Address	Number of Restricted Stock Units Granted	Grant Date	Grant Number
Gelu Voicu	85,000	10/10/08	TBD

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest and the Company’s right to reacquire the Restricted Stock Units will lapse in accordance with the following schedule:

Vesting Date	Number of Units Vested
10/10/09	28,333
10/10/10	28,333
10/10/11	28,334

Notwithstanding any contrary provision of this Agreement, in the event you cease to provide Service for any or no reason before you vest in the right to acquire the Shares to be issued pursuant to the Restricted Stock Unit (after giving effect to any accelerated vesting provided for in that certain Employment Agreement, dated July 16, 2008, by and between you and SCI), the Restricted Stock Unit and your right to acquire any Shares hereunder will immediately terminate.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement, both of which are made a part of this document, and that certain Employment Agreement, dated July 16, 2008, by and between you and SCI. Your acceptance also confirms that you have reviewed and fully understand all provisions of the Plan and this Restricted Stock Unit Agreement in their entirety, and understand that you may choose to obtain the advice of counsel prior to accepting this Award of Restricted Stock Units. As the Participant, you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee about any questions relating to the Plan and this Restricted Stock Unit Agreement.

PARTICIPANT	CATALYST SEMICONDUCTOR, INC.

/s/ Gelu Voicu	/s/ Keith Jackson
Signature	By: Keith Jackson

Gelu Voicu	Chief Executive Officer
Print Name	Title

Dated: October 17, 2008

Terms and Conditions

2.	TERMS AND CONDITIONS

A.	Grant of Restricted Stock Units:

The Company hereby grants to the individual named in the Notice of Grant (the “Participant”), an award of Restricted Stock Units as set forth, and otherwise described in the Notice of Grant, subject to the terms and conditions of the Plan, which is incorporated herein by reference.

B.	Company’s Obligation:

Each Restricted Stock Unit represents the right to receive a Share on the vesting date (or at such later time indicated in this Agreement). Unless and until the Restricted Stock Units vest, Participant will have no right to receive Shares under such Restricted Stock Units. Prior to actual distribution of Shares pursuant to any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

C.	Vesting Schedule:

Except as provided in Section D, the Restricted Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant, subject to Participant remaining in Service through each applicable vesting date.

D.	Forfeiture upon Termination as Service Provider:

Notwithstanding any contrary provision of this Agreement, the balance of Restricted Stock Units awarded by this Agreement that have not vested at the time of Participant’s termination as a Service Provider for any reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination.

E.	Payment after Vesting:

Any Restricted Stock Units that vest in accordance with Section C will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares, provided that to the extent determined appropriate by the Company, any federal, state and local withholding taxes with respect to such Restricted Stock Units will be paid by reducing the number of Shares actually paid to the Participant. Subject to the provisions of the following paragraph, such vested Restricted Stock Units shall be paid in Shares as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half months from the end of the Company’s tax year that includes the vesting date.

Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of Service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination of Service, then, to the extent necessary to avoid the imposition of such additional tax, the payment of such accelerated Restricted Stock Units otherwise payable to Participant during such six (6) month period will accrue and will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of Service, unless the Participant dies following his or her termination of Service, in which case, the Restricted Stock Units will be paid in Shares pursuant to Section F as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

F.	Payments after Death:

Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate. Any such administrator or executor must furnish the Company with (1) written notice of his or her status as transferee, and (2) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any applicable laws pertaining to said transfer.

G.	Rights as a Stockholder:

Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or Participant’s broker.

H.	Address for Notices:

Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Catalyst Semiconductor, Inc., 2975 Stender Way, Santa Clara, CA 95054, or at such other address as the Company may hereafter designate in writing.

I.	Grant is Not Transferable:

Except to the limited extent provided in Section F above, the Restricted Stock Units subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Restricted Stock Units subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

J.	Binding Agreement:

Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

K.	Withholding of Taxes:

Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Committee) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares so issuable. Unless otherwise provided by the Committee prior to the vesting of Restricted Stock Units as set forth in the next sentence, the Participant shall satisfy such tax withholding obligations upon the vesting of the Restricted Stock Units and issuance of Shares (or otherwise) by having the Company withhold from those Shares that the Participant would otherwise be entitled to receive, a number of Shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligations. In lieu of the above, and subject to such procedures as it may specify from time to time, the Committee may permit the Participant to satisfy such tax withholding obligations upon the vesting of the Restricted Stock Units and issuance of Shares (or otherwise) by one or more of the following (without limitation): (a) paying cash, (b) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (c) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section C or taxes are otherwise required to be withheld, the Participant will permanently forfeit such Restricted Stock Units and the right to acquire any Shares with respect thereto, and the Restricted Stock Units will be returned to the Company at no cost to the Company. All income and other taxes related to the RSUs and any Shares delivered in payment thereof are the sole responsibility of the Participant.

L.	Additional Conditions to Issuance of Stock:

If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

M.	Plan Governs:

This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

N.	Committee Authority:

The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

O.	Modifications to the Agreement:

Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written amendment executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.

P.	Amendment, Suspension or Termination of the Plan:

By accepting this Award, Participant expressly warrants that he or she has receive a Restricted Stock Unit Award under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

Q.	Entire Agreement; Governing Law:

The Plan is incorporated herein by reference. The Plan and this Restricted Stock Unit Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. This Restricted Stock Unit Agreement is governed by the internal substantive laws, but not the choice of law rules, of California without regard to principles of conflict of laws.

R.	NO GUARANTEE OF CONTINUED SERVICE:

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING TO PROVIDE SERVICE AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, OR BEING GRANTED THIS RESTRICTED STOCK UNIT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.